EXHIBIT 99.1

PHILLIPS-VAN HEUSEN CORPORATION

200 MADISON AVENUE

NEW YORK, N.Y. 10016

FOR IMMEDIATE RELEASE:

February 18, 2004

Contact: Emanuel Chirico

Executive Vice President & Chief Financial Officer

(212) 381-3503

www.pvh.com

PHILLIPS-VAN HEUSEN CORPORATION COMPLETES $150 MILLION

OFFERING OF 7 1/4% SENIOR NOTES DUE 2011 AND REPURCHASES

TENDERED 9 1/2% SENIOR SUBORDINATED NOTES DUE 2008;

COMPANY ANNOUNCES REDEMPTION OF REMAINING 9 1/2% NOTES

New York (Business Wire) - February 18, 2004 -- Phillips-Van Heusen Corporation (NYSE: PVH) announced today that it has completed its previously announced $150 million offering of senior unsecured notes. The new notes, which were issued at par and will pay a coupon of 7 1/4%, will mature on February 15, 2011. The Company used a portion of the net proceeds from the 7 1/4% notes offering to repurchase today approximately 90% of the $150 million principal amount of its 9 1/2% Senior Subordinated Notes due 2008 and make consent payments in connection with the amendment of the related indenture.

On January 29, 2004, the Company commenced a cash tender offer and consent solicitation relating to any and all of its outstanding 9 1/2% notes. Prior to expiration of the consent solicitation on February 9, 2004, holders of the 9 1/2% notes that were purchased by the Company today tendered their notes and consented to the proposed amendments to the related indenture. The supplemental indenture incorporating the proposed amendments became operative today upon the Company's acceptance for purchase of the tendered 9 1/2% notes and will be binding upon the holders of any 9 1/2% notes that are not tendered into the tender offer.

The Company also announced today that it has called for redemption on February 24, 2004 all of the 9 1/2% notes that remain outstanding at a redemption price of 104.750%, plus accrued and unpaid interest to the redemption date. The Company will use cash on hand and the balance of the net proceeds from the 7 1/4% notes offering to finance the redemption.

The 7 1/4% notes have been offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 and outside the United States pursuant to Regulation S under the Securities Act. These notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This announcement is not an offer to purchase or solicitation of an offer to purchase the 9 1/2% notes nor is this announcement an offer to sell the 7 1/4% notes. The tender offer is made solely by means of the Offer to Purchase and Consent Solicitation Statement, dated January 29, 2004.

Phillips-Van Heusen Corporation is one of the world's largest apparel and footwear companies. It owns and markets the Calvin Klein brand worldwide. It is the world's largest shirt company and markets a variety of goods under its own brands, Van Heusen, Calvin Klein, Izod, Bass and G.H. Bass & Co., and its licensed brands Geoffrey Beene, Arrow, Kenneth Cole New York, Reaction by Kenneth Cole and BCBG Max Azria.

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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward- looking statements in this press release including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company's plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the levels of sales of the Company's apparel and footwear products, both to its wholesale customers and in its retail stores, and the levels of sales of the Company's licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends and other factors; (iii) the Company's plans and results of operations will be affected by the Company's ability to manage its growth and inventory, including the Company's ability to realize revenue growth, cost savings or synergies from integrating, developing and growing Calvin Klein; (iv) the Company's operations and results could be affected by quota restrictions (which, among other things, could limit the Company's ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials (particularly petroleum-based synthetic fabrics, which are currently in high demand), the Company's ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company's products can best be produced), and civil conflict, war or terrorist acts, the threat of any of the foregoing or political and labor instability in the United States or any of the countries where the Company's products are or are planned to be produced; (v) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas; (vi) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse effect on the acquired entity's, or the Company's existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (vii) the failure of the Company's licensees to market successfully licensed products or to preserve the value of the Company's brands, or their misuse of our brands and (viii) other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events or otherwise.